Exhibit 99.1

News Release
For Release April 16, 2008
10:00 A.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces 59% Growth in Earnings Per Share

Lexington, S.C. April 16, 2008 - Today First Community Corporation, the holding company for First Community Bank, reported net income for the first quarter of 2008. Net income for the quarter was $1,123,000 compared to the first quarter of 2007 net income of $726,000, an increase of 54.7%. Diluted earnings per share were $.35 for the first quarter of 2008, compared to the $.22 earnings per share in the first quarter of 2007, an increase of 59.1%. Shareholders'equity was $63.9 million at March 31, 2008, compared to the $63.0 million in shareholders'equity at March 31, 2007, an increase of 1.4%. Total assets were $590.3 million at March 31, 2008, an increase of 7.3% over March 31, 2007 assets of $550.1 million.

Mike Crapps, president and chief executive officer commented on the Company's performance in the first quarter of 2008 by saying, “We are excited to announce a 59.1% growth in EPS. Especially during this time of economic uncertainty and turbulence in the financial markets, the combination of our earnings growth and loan portfolio quality represents factors that distinguish us from the market. The best evidence of the quality of the loan portfolio is seen in total non-performing assets declining to $862,000 which represents only 0.15% of total assets. As further evidence, the company also experienced a net loan recovery during the quarter of $14,000.”

Crapps continued, “After record earnings in the third and fourth quarters of 2007, our results thus far in 2008 are the continuation of momentum created by the great work done in the prior year.” Crapps highlighted the major contributing factors to be continued success in non-interest income and discipline in controlling non-interest expense. He noted, “Non-interest income contributed 26.3% of total revenues which represents significant diversification of our revenue stream. The successful expansion of our residential mortgage origination program, deposit service charges, and the net effect of the fair value adjustments are areas that represented the largest increases. In addition to this growth in income, we were vigilant in our management of non-interest expense which was almost flat with only a .6% increase as compared to the first quarter of 2007.”

Crapps concluded by saying, “In addition, growth in core deposits including cash management accounts has rebounded, increasing by $11.7 million in the first quarter of 2008, which represents an annualized growth rate of 13.6%. We are very encouraged by these results along with the trends that we see in new account openings. We attribute much of this to the combination of a successful multi-channel marketing campaign, a refocus on sales efforts in our banking offices and adjustments in incentive compensation plans.”

The corporation also announced that the Board of Directors has approved a $.08 per share dividend payable May 15, 2008 to shareholders of record as of April 30, 2008.

The company previously announced a Share Repurchase plan to repurchase up to a total of 250,000 shares of the company's common stock. As of March 31, 2008, 207,513 shares have been repurchased with a total investment of $3.5 million.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol "FCCO" and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At March 31,		December 31,
	2008	2007	2007
Total Assets	$590,310	$550,088	$565,613
Investment Securities	180,485	163,364	175,258
Loans	314,178	288,187	310,028
Allowance for Loan Losses	3,680	3,342	3,530
Total Deposits	414,267	412,183	405,854
Securities Sold Under Agreements to Repurchase	28,907	24,975	23,334
Federal Home Loan Bank Advances	62,257	29,764	50,829
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	63,893	62,995	63,996

Book Value Per Share	$19.99	$19.58	$19.93
Tangible Book Value Per Share	$10.73	$10.18	$10.67
Equity to Assets	10.82%	11.45%	11.31%
Loan to Deposit Ratio	75.84%	69.92%	76.39%
Allowance for Loan Losses/Loans	1.17%	1.16%	1.14%

Average Balances:

	Three months ended
	March 31,
	2008	2007

Average Total Assets	$575,733	$538,810
Average Loans	310,798	282,391
Average Earning Assets	498,892	459,539
Average Deposits	403,478	400,024
Average Other Borrowings	101,711	69,705
Average Shareholders’ Equity	64,305	62,949

Asset Quality
Nonperforming Assets:
Non-accrual loans	$642	$791
Other real estate owned	62	-
Accruing loans past due 90 days or more	158	331

Total nonperforming assets	$862	$1,122

Loans charged-off	$52	$85
Overdrafts charged-off	31	37
Loan recoveries	(66)	(104)
Overdraft recoveries	(12)	(32)

Net Charge-offs (recoveries)	$5	$(14)

Net Charge-offs to Average Loans	-	N/A

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2008	2007

Interest Income	$7,854	$7,298
Interest Expense	3,866	3,689
Net Interest Income	3,988	3,609
Provision for Loan Losses	155	114
Net Interest Income After Provision	3,833	3,495

Non-interest Income:
Deposit service charges	664	613
Mortgage origination fees	186	104
Commissions on sale of non-deposit products	88	77
Gain (loss) on sale of securities	(29)	4
Fair value adjustment gain (loss)	149	(20)
Other	364	331
Total non-interest income	1,422	1,109

Non-interest Expense:
Salaries and employee benefits	1,901	1,831
Occupancy	279	283
Equipment	325	311
Marketing and public relations	203	174
Amortization of intangibles	138	168
Other	802	858
Total non-interest expense	3,648	3,625
Income Before Taxes	1,607	979
Income Tax Expense	484	253
Net Income	$1,123	$726

Primary Earnings Per Share	$0.35	$0.22
Diluted Earnings Per Share	$0.35	$0.22

Average Number of Shares Outstanding (Basic)	3,205,676	3,252,085
Average Number of Shares Outstanding (Diluted)	3,240,530	3,315,249
Return on Average Assets	0.79%	0.55%
Return on Average Equity	7.03%	4.67%
Return on Average Tangible Equity	13.04%	9.01%
Net Interest Margin (non-taxable equivalent)	3.21%	3.18%
Net Interest Margin (taxable equivalent)	3.30%	3.27%

Post Office Box 64 / Lexington, SC 29071